UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 2, 2009

ENERGIZER HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

MISSOURI	1-15401	No. 43-1863181
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

533 MARYVILLE UNIVERSITY DRIVE, ST. LOUIS, MO     63141

(Address of Principal Executive Offices)                         (Zip Code)

(314) 985-2000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.  RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

The information furnished pursuant to this Item 2.02, including the attached Exhibit, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

 On November 3, 2009, the Company issued a press release announcing financial and operating results for its fourth fiscal quarter, and fiscal year, ending September 30, 2009.  This press release, which included the attached unaudited Statement of Earnings for the quarter, is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

ITEM 5.02(e). COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On November 2, 2009, the Board of Directors of the Company met and considered compensation issues with respect to the members of the Board of Directors and to the Company’s chief executive officer.

(A)    At that meeting, the Board approved increasing the fee which would be paid to each Board member (other than Mr. Ward Klein) for each Board and Board committee meeting from $1000 to $1500. In addition, the Board approved increasing the additional annual retainer paid to the chairmen of the Audit, Nominating and Executive Compensation, and Finance and Oversight Committees from $10,000 to $15,000. In addition, the Board approved increasing the value of the annual contribution of Energizer common stock equivalents in the Energizer Holdings, Inc. Deferred Compensation Plan for each non-management director, which is made on December 31st of each year, from $57,000 to $65,000.

The Board also approved the adoption of director stock ownership guidelines providing that each member of the Board of Directors must maintain ownership of Energizer common stock with a value at least five times the Board’s annual retainer, which is currently $50,000. New directors would be given a period of five years to attain full compliance with the guidelines. For purposes of the guidelines, stock ownership includes shares of Energizer common stock which are directly owned or owned by family members residing with the director, or by family trusts, as well as vested options, vested and deferred restricted stock equivalents, unvested restricted stock equivalents, and common stock or stock equivalents credited to a director under the Energizer Holdings, Inc. Savings Investment Plan or the Energizer Holdings, Inc. Deferred Compensation Plan. The Board also directed that the Energizer Holdings, Inc. Corporate Governance Guidelines be revised to incorporate these guidelines.

(B)    At its November 2, 2009 meeting, the Board also approved amendment, effective as of January 1, 2010, of its standing resolution relating to use of the Company-owned aircraft to (a) increase the number of flight hours available to the chief executive officer for personal travel from thirty hours per calendar year to fifty hours per year, (b) eliminate the authorization of the chairman of the Board of Directors to use the aircraft for personal travel, and (c) eliminate tax reimbursement by the Company of any taxes associated with personal travel on corporate-owned aircraft. The revised resolution is as follows:

RESOLVED, that to obtain optimum availability for Company business purposes, and for reasons of security and uninterrupted communications, W.M. Klein, the Chief Executive Officer, be and hereby is directed, whenever practical or feasible, to use, and the members of the Board may use, aircraft owned by the Company or any of its subsidiaries (“Company-owned aircraft”), in connection with business travel on behalf of the Company; and that the Chief Executive Officer is authorized to direct or permit other Company officers and employees to use Company-owned aircraft for business travel. For purposes of this resolution, business travel shall include any travel related to Board members’ service on the Board or its committees, travel in furtherance of Company business, promotional, recruitment or transactional goals, and travel related to entertainment of Company customers, suppliers or other business associates. For executive officers, including the Chief Executive Officer, business travel shall also include travel related to their service on other corporate or not-for-profit Boards of Directors, and charitable service.

FURTHER RESOLVED, that W.M. Klein, the Chief Executive Officer, be, and hereby is, authorized to use Company-owned aircraft for exclusively personal travel, for up to fifty (50) flight hours per year, when the Company-owned aircraft are not being used on business related trips; and

FURTHER RESOLVED, that W.M. Klein, the Chief Executive Officer, be, and hereby is, authorized to permit family members and guests to accompany him or Board members on business flights on Company-owned aircraft, provided that there are available seats not required for other business passengers; and that the Chief Executive Officer be, and hereby is, authorized to permit other officers and employees to use the Company-owned aircraft on a limited basis for personal use or in personal emergency situations; and

FURTHER RESOLVED, that W.M. Klein, the Chief Executive Officer, and any other officer or employee who uses the Company-owned aircraft for personal travel or is accompanied by family members and guests on business flights, and any Board member that is accompanied by family members and guests on business flights, on Company-owned aircraft, shall be charged therefore at the appropriate rate set forth in the applicable regulation of the Internal Revenue Code of 1996, as amended from time to time; and

FURTHER RESOLVED, that, effective January 1, 2010, the Company shall no longer reimburse W.M. Klein, the Chief Executive Officer, or any officer, employee or Board member for any taxes associated with (i) their  personal use of the Company aircraft, and/or (ii) the personal use by their family members and guests.

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGIZER HOLDINGS, INC.

By: _____________________________________
Daniel J. Sescleifer
Executive Vice President and Chief Financial Officer
 Dated: November 4, 2009

EXHIBIT INDEX

Exhibit No.

99.1Earnings Release – 4th Quarter ended September 30, 2009